Exhibit 10.9

AMENDMENT

TO THE

HONEYWELL SUPPLEMENTAL DEFINED BENEFIT RETIREMENT PLAN

The Honeywell Supplemental Defined Benefit Retirement Plan shall be, and hereby is, amended by inserting the following new Section 3.1.4 immediately following Section 3.1.3:

“Participants as of December 31, 2015. Notwithstanding any provision of this Plan to the contrary, the benefits for a Participant who is accruing a benefit in this Plan as of December 31, 2015 shall be calculated by taking into account the amendments that were made to the Base Plan definitions of Covered Earnings Base, Earnings, and Final Average Earnings (as defined in the Base Plan). For the avoidance of doubt, Final Average Earnings shall be frozen as of December 31, 2015 and no amounts earned or paid, or deemed earned or paid, after December 31, 2015 shall be included in Earnings.”